Exhibit 10.2

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

THE ISSUE PRICE OF THIS NOTE IS $275,000.00
THE ORIGINAL ISSUE DISCOUNT IS $25,000.00

Principal Amount: $280,000.00
Purchase Price: $250,000.00	Issue Date: June 22, 2026

PROMISSORY NOTE

FOR VALUE RECEIVED, VSee Health, Inc., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of ClearThink Capital Partners, LLC a Delaware Limited Liability Company with its address at 210 West 77th Street, 7W, New York, New York 10024 or registered assigns (the “Holder”) the sum of $280,000.00 together with any interest as set forth herein, on June 22, 2027 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof from the date hereof (the “Issue Date”) as set forth herein. This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid (“Default Interest”). All payments due hereunder (to the extent not converted into common stock, $0.0001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the “Purchase Agreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

Article I. GENERAL TERMS

1.1 Interest. A one-time interest charge of ten percent (10%) (the “Interest Rate”) shall be applied on the Issuance Date to the Principal ($280,000.00 *.12 = $33,600.00). Interest hereunder shall be paid as set forth herein to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes in cash or, in the Event of Default, at the Option of the Holder, converted into share of Common Stock as set forth herein.

1.2 Mandatory Monthly Payments. Accrued, unpaid Interest and outstanding principal, subject to adjustment, shall be paid in seven (7) payments each in the amount of $44,800 (a total payback to the Holder of $313,600). The first payment shall be due December 22, 2026 with six (6) subsequent payments each month thereafter of $43,000 per month and any remaining balance due at the Maturity Date. The Company shall have a five (5) day grace period with respect to each payment; provided; however, that, if the expiration of the grace period falls on a Saturday, Sunday or Monday that is a U.S. Federal holiday, such grace period shall expire on the Friday prior. The Company has right to accelerate payments or prepay in full at any time with no prepayment penalty. All payments shall be made by bank wire transfer to the Holder’s wire instructions, attached hereto as Exhibit A. For the avoidance of doubt, a missed payment shall be considered an Event of Default. If a monthly payment is missed, then the current outstanding balance due becomes convertible in order to satisfy default.

1.3 Security. This Note shall not be secured by any collateral or any assets pledged to the Holder.

Article II. CERTAIN COVENANTS

2.1 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

Article III. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1 Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise and such breach continues for a period of ten (10) days after written notice from the Holder. If the December 22, 2026 payment is not made, then the Holder has the right to convert the entire Note. If the Holder converts at least the owed monthly payment into common shares, then there is no default.

3.2 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.4 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.5 Bankruptcy. Bankruptcy, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.6 Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

3.7 Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

3.8 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.9 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.10 Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC at any time after 180 days after the Issuance Date for any date or period until this Note is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.11 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.12 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the initial Holder and any affiliate of the initial Holder, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

Upon the occurrence and during the continuation of any Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 120% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Article IV hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Amount within ten (10) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, to convert the balance owed pursuant to the note including the Default Amount into shares of common stock of the Company as set forth herein.

Article IV. CONVERSION RIGHTS

4.1 Conversion Right. At any time following the date which is one hundred eighty (180) days following the date hereof, the Holder shall have the right, to convert all or any part of the outstanding and unpaid amount of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holder. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit B (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 4.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”); however, if the Notice of Conversion is sent after 6:00pm, New York, New York time the Conversion Date shall be the next business day. The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 4.4 hereof.

4.2 Conversion Price.

(a) "Conversion Price" shall be equal to eighty-five percent (85%) of the lowest closing price of the Company’s common stock as traded on the Nasdaq over the ten (10) trading days prior to the date a notice of conversion is submitted in writing to the Company under the Note (each a “Notice Date”), with a fixed floor price of $0.01. In the event, after the Closing, the Company issues any security (whether issued before or after the Closing) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Company shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with the Holder (for the avoidance of doubt this clause will apply to any conversion or issuance of any stock for any debt or convertible instrument issued before the issue date of this Note). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. This right does not apply to maturity dates, future voting rights, board seats, or automatic downward adjustments to existing security instruments.

The Holder shall be entitled to deduct $1,500 from the conversion amount in each Notice Conversion to cover Holder’s fees associated with each Notice of Conversion subject to such Notice of Conversion being for a Conversion Amount no less than $25,000.

(b) “Daily VWAP” shall mean the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MWK <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(c) “VWAP Trading Day” shall mean a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, including the OTCQB or the OTCQX; provided that if the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

(d) “VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded including the OTCQB or the OTCQX, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

(e) Provided, that If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the holder of the Note.

(f) All such determinations of VWAP shall be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Market Price (or other period utilizing VWAPs).

4.3 Authorized Shares. The Borrower covenants that during the period that the Note is outstanding, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Purchase Agreement. The Borrower is required at all times to have authorized and reserved two times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time initially 3,000,000 shares (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations hereunder. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default under this Note if such failure continues for a period of ten (10) business days after notice of such failure.

4.4 Method of Conversion.

(a) Mechanics of Conversion. As set forth in Section 4.1 hereof, at any time following an Event of Default, the balance due pursuant to this Note may be converted by the Holder in whole or in part of the outstanding and unpaid amount of this Note at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 4.4(b), surrendering this Note at the principal office of the Borrower (upon payment in full of any amounts owed hereunder).

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.

(c) Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 4.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof and the Purchase Agreement. Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.

(d) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions set forth herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

(e) Failure to Deliver Common Stock Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline due to action and/or inaction of the Borrower, the Borrower shall pay to the Holder $1,000 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock (the “Fail to Deliver Fee”); provided; however that the Fail to Deliver Fee shall not be due if the failure is a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Borrower to effect delivery of such Common Stock. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 4.4(e) are justified.

4.5 Exchange Cap. Notwithstanding anything in this Note to the contrary, and in addition to the limitations set forth herein, if the Company has not obtained Shareholder Approval, the Company shall not issue a number of shares of Common Stock under this Note that would exceed 19.99% of the shares of Common Stock outstanding as of the date of the Note (the “Conversion Limitation”). For purposes of this section, "Shareholder Approval" means such approval as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from the shareholders of the Company with respect to the issuance of the shares under this Note that, when taken together with any other securities that are required to be aggregated with the issuance of the shares issued under this Agreement for purposes of Section 713, would exceed 19.99% of the issued and outstanding common stock as of the date of definitive agreement with respect to the first of such aggregated transactions. “Principal Market” means the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, the NYSE American Stock Exchange, or the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, and all rules and regulations relating to such exchange.

4.6 Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 4.5 and who is an Accredited Investor (as defined in the Purchase Agreement).

Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of this Note shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if the Borrower or its transfer agent shall have received an opinion of counsel from Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by the Company so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Company does not reasonably accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), it will be considered an Event of Default pursuant to this Note.

4.7 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III). “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 4.6(b) unless (a) it first gives, to the extent practicable, ten (10) days prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note in the event of a default after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

Article V. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, or electronic mail (receipt confirmed, which may be by automatic confirmation), addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

VSee Health, Inc.
980 N. Federal Highway, Suite 304
Boca Raton, FL 33432
Attention: Imoigele Aisiku, CEO
Email: iaisiku@idocvms.com

If to the Holder:

ClearThink Capital Partners, LLC
210 West 77th Street, 7W
New York, New York 10024
Attention: Brian Loper
Email: nyc@clearthink.capital

5.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by the Holder without the consent of the Borrower.

5.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the federal courts in the State of Nevada. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any objection or defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The Holder shall be entitled to recover from the Borrower its reasonable attorney’s fees and costs incurred in connection with or related to any Event of Default by the Company, as defined in Article III hereof. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof or any agreement delivered in connection herewith. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.7 Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

5.8 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

5.9 Most Favored Nations. Not including any most favored nations rights granted prior to the date of this Note and related transaction documents and any Exempt Issuances (as defined herein), so long as the Borrower shall have any obligation under this Note, the Conversion Price and other terms will be adjusted on a ratchet basis if the Borrower offers a more favorable term such as Conversion Price, Interest Rate, (whether through a straight discount or in combination with an original issue discount) or other more favorable term to another party. “Exempt Issuance” means the issuance of: (a) shares of Common Stock or options to employees, officers, consultants, advisors or directors of the Borrower pursuant to any employee agreement, stock or option plan duly adopted for such purpose by a majority of the members of the Board of Directors or a majority of the members of a committee of directors established for such purpose, and (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Borrower, provided that any such issuance shall only be to an entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Borrower and in which the Borrower receives benefits in addition to the investment of funds, but shall not include a transaction in which the Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this on June 22, 2026.

VSee Health, Inc.

By:	/s/ Imoigele Aisiku
Imoigele Aisiku
Chief Executive Officer

EXHIBIT A – WIRE INSTRUCTIONS

VSee Health, Inc. Wiring Instructions
Bank:
Bank address:

Account Name:	VSee Health, Inc.
Account Number:
Wire Transfers Routing Number:

EXHIBIT B -- NOTICE OF CONVERSION

The undersigned hereby elects to convert $______ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of VSEE HEALTH, INC., a Delaware corporation (the “Borrower”) according to the conditions of the convertible note of the Borrower dated as of June 15, 2026 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of conversion:	_______________
Applicable Conversion Price:	$______________
Number of shares of common stock to be issued pursuant to conversion of the Notes:	_______________
Amount of Principal Balance due remaining under the Note after this conversion:	_______________

Name

By:
Name:
Title:
Date: